Exhibit 99.1

Pennymac Announces Acquisition of Cenlar’s Subservicing Business

Becoming One of the Largest Mortgage Subservicers

WESTLAKE VILLAGE, Calif. – February 11, 2026 — PennyMac Financial Services, Inc. (NYSE: PFSI) (Pennymac) today announced it has entered into a definitive agreement to acquire the subservicing business of Cenlar Capital Corporation (Cenlar), primarily consisting of subservicing contracts and mortgage servicing operations, in an all-cash transaction for an upfront purchase price of $172.5 million and up to $85 million of contingent consideration payable over three years. Based on Cenlar’s current portfolio, Pennymac is expected to add up to $740 billion in unpaid principal balance (UPB) of mortgage loan subservicing and 2 million loans to its servicing portfolio. This expansion will bring Pennymac’s total portfolio to over $1 trillion in UPB.

“We are thrilled to announce this transformative step in our company’s evolution, which is the culmination of a long and thoughtful process between our two organizations that began in the middle of last year,” said David Spector, Chairman and CEO at Pennymac. “Having worked closely with the Cenlar team, we have reached an agreement that represents a compelling value proposition for our stockholders, Cenlar’s institutional clients and their clients’ borrowers, as well as the many talented professionals joining Pennymac. Upon completion of this acquisition, Pennymac will become the second largest mortgage servicer overall and one of the largest subservicers in the U.S. Leveraging industry-leading SSE technology, this further strengthens Pennymac’s position as a partner of choice for institutional subservicing and is expected to drive the growth of capital-light, fee-based revenue streams at significant scale. We operate a best-in-class platform with superior operational performance and efficiency. With this transaction, we expect to realize powerful synergies that further reinforce our standing as the market’s most technologically advanced servicer.”

The transaction is expected to close in the second half of 2026, subject to customary closing conditions, including required regulatory approvals. Concurrently with closing, Cenlar will surrender its bank charter. Pennymac will acquire Cenlar’s subservicing business as a non-bank entity focused exclusively on mortgage subservicing and will methodically transition approximately 100 institutional clients while delivering enhanced levels of customer service and care to their borrowers.

“Our team at Cenlar has been dedicated to building the nation’s leading subservicing organization, grounded in a deep commitment to our clients,” said David Schneider, President and CEO at Cenlar. “By combining Cenlar’s market-leading expertise with a top lender and servicer like Pennymac, we are forming the strongest subservicing platform in the industry. I am incredibly proud of what the Cenlar team has achieved and look forward to this next chapter as we collectively deliver superior scale, technology and care to the millions of homeowners we serve.”

Mr. Spector continued, “This transaction aligns with our previously communicated strategic objective to expand our subservicing business. Servicing has always been a core competency of Pennymac’s balanced business model, including onboarding new clients from large portfolios. This acquisition allows Pennymac to bring the efficiency of SSE technology and its servicing platform to millions of additional customers at scale. We look forward to welcoming Cenlar’s talented employees to our industry-leading team, as I am confident that the combined strength of our platform, technology, and people will deliver exceptional results for years to come.”

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Advisors

Santander US Capital Markets LLC is acting as exclusive financial advisor to Pennymac. Goodwin Procter LLP is acting as legal counsel to Pennymac. Houlihan Lokey Capital, Inc. is acting as financial advisor to Cenlar. Sullivan & Cromwell LLP is acting as legal counsel to Cenlar.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry and employs approximately 4,900 people across the country. In 2025, PFSI’s production of newly originated loans totaled $145 billion in UPB, making it a top lender in the nation. As of December 31, 2025, PFSI serviced loans totaling $734 billion in UPB, making it a top mortgage servicer in the nation. Additional information about PFSI is available at pfsi.pennymac.com.

Media	Investors

Kristyn Clark	Kevin Chamberlain
mediarelations@pennymac.com	Isaac Garden
805.395.9943	PFSI_IR@pennymac.com
818.264.4907

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to the proposed transaction between Pennymac and Cenlar, future financial and operating results, benefits and synergies of the proposed transaction, future opportunities for the combined company, and the expected timing of the closing of the proposed transaction, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “project,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the risk that the proposed transaction may not be completed on a timely basis or at all; the potential failure to receive the required approvals of the proposed transaction; the effect of the announcement or completion of the proposed transaction on each of Pennymac’s or Cenlar’s ability to attract, motivate, retain and hire key personnel and maintain relationships with key partners and others with whom Pennymac or Cenlar does business, or on Pennymac’s or Cenlar’s operating results and business generally; that the proposed transaction may divert management’s attention from each of Pennymac’s and Cenlar’s ongoing business operations; the risk of any legal proceedings related to the proposed transaction or otherwise; that Pennymac or Cenlar may be adversely affected by other economic, business and/or competitive factors; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; the risk that restrictions during the pendency of the proposed transaction may impact Pennymac’s or Cenlar’s ability to pursue certain business opportunities or strategic transactions; the risk that the anticipated benefits and synergies of the proposed transaction may not be fully realized or may take longer to realize than expected; and the risk that integration of the Pennymac and Cenlar businesses post-closing may not occur as anticipated or the combined company may not be able to achieve the growth prospects expected from the transaction. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.